UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of earliest event reported): January 22, 2006
ELECTRIC CITY CORP.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-16265 (Commission File #)	36-4197337 (IRS Employer Identification No.)
1280 Landmeier Road, Elk Grove Village, Illinois 60007-2410
(Address of principal executive offices)
(847) 437-1666
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
INDEX TO EXHIBITS
Consulting Agreement
Press Release

Item 1.01	Entry into a Material Definitive Agreement
On January 23, 2006 Electric City entered into a Consulting Agreement with John Mitola, who had resigned as Chief Executive Officer and Director the preceding day. Under the Consulting Agreement, Mr. Mitola agrees to provide consulting and advisory services to Electric City as reasonably requested from time to time by Electric City’s CEO or its Board of Directors. Mr. Mitola will be paid $8,805 each on the 15th and on the last day of each month, continuing through the earlier of July 31, 2006 or the date when Mr. Mitola obtains full time employment.
A copy of the Consulting Agreement is attached to this filing as exhibit 10.1

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On January 22, 2006 Electric City’s Board of Directors accepted Mr. John Mitola’s resignation as its Chief Executive Officer and Director and selected Mr. David Asplund to replace Mr. Mitola as the Company’s CEO. Mr. Mitola has agreed to continue to assist Electric City as consultant until the earlier of July 31, 2006 or the date when he obtains full time employment.
David R. Asplund, age 48, has served on the Company’s Board of Directors since June 2002. He is an engineer with a degree from The University of Minnesota. Prior to becoming CEO of Electric City, Mr. Asplund was president of Delano Group Securities, LLC, an investment banking firm in Chicago, Illinois, which he founded in 1999.
Electric City and Mr. Asplund have verbally agreed to a three year term as CEO with a base annual salary of $285,000 and eligibility for up to $65,000 of bonus compensation each year, based on the Company’s performance. For the first year, the bonus will be based on consolidated gross revenue, with $15,000 payable if gross revenue exceeds $10 million, an additional $15,000 payable if gross revenue exceeds $12.5 million, an additional $15,000 payable if gross revenue exceeds $16 million and an additional $20,000 payable if gross revenue exceeds $18 million. The bonus formula for the second and third contract years has not been finalized but is to be based on consolidated net income of Electric City for such years. In addition to base salary and bonus, Electric City has agreed to grant to Mr. Asplund options to purchase up to 1.5 million shares for each of the three contract years, with such options vesting in arrears at the end of each year. The option price for the first 1.5 million shares is $0.62, which was the 30 day average closing price of the Company’s common stock, determined on Friday, January 20, 2006. The option price for each of the subsequent grants will be based on the market price on January 23, 2007 and January 23, 2008, respectively. 500,000 of such options are granted pursuant to the Company’s 2001 Incentive Stock Plan. The remaining 4 million options are granted subject to obtaining shareholder approval at the 2006 annual meeting of shareholders.
The Board also elected Mr. Richard Kiphart as a director to Electric City’s Board of Directors. Mr. Kiphart will fill the seat of Mr. Robert Manning who resigned from the Company’s Board on January 22nd, after Mr. Kiphart was elected to the Board. Mr. Manning had served as the Company’s Chairman since January 2001. The Board also elected Mr. Kiphart to serve as Chairman of the Board, following Mr. Manning’s resignation. Mr. Kiphart will serve in these roles until the next annual meeting of shareholders.
Mr. Kiphart is the head of the Corporate Finance Department and a principal of William Blair & Company, a Chicago investment banking firm, and is personally one of Electric City’s largest shareholders. In addition, Mr. Kiphart currently serves as a member of the board of directors of First Data Corp., a New York Stock Exchange listed company. Mr. Kiphart previously served on the Concord EFS Board of Directors from 1997 until 2004 and was Chairman of the Concord Board of Directors from February 2003 until March 2004. Mr. Kiphart is also currently a Director of SAFLINK Corporation,

Advanced Biotherapy, Inc. and Nature Vision, Inc. He is also Chairman of the Merit Music School and is on the Board of Directors for the Lyric Opera of Chicago, the Erikson Institute and DATA (Debt AIDS Trade Africa). Mr. Kiphart is also the father-in-law of David Valentine, an Electric City Director since May 2004.
Electric City also announced that Daniel W. Parke was appointed to the Company’s Board of Directors in October. Mr. Park is currently a principal of Parke P.A.N.D.A. Corporation, an energy efficiency company that focuses on small to medium sized commercial and industrial institutions primarily located in Southern California. Mr. Parke was previously a founder of Parke Industries, Inc.
A copy of the Company’s press release announcing these changes (other than Mr. Asplund’s compensation arrangement) is attached to this filing as exhibit 99.1

Item 9.01	Financial Statements and Exhibits
(a)	Not Applicable

(b)	Not Applicable

(c)	Not Applicable

(d)	Exhibits
10.1	Consulting agreement with John Mitola

99.1	Press Release dated January 23, 2006.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ELECTRIC CITY CORP.

Dated:	January 25, 2006	By:	/s/ Jeffrey R. Mistarz
Jeffrey R. Mistarz
Chief Financial Officer & Treasurer
(principal financial and accounting officer)

INDEX TO EXHIBITS

Exhibit
Number	Description

10.1	Consulting agreement with John Mitola

99.1	Press Release dated January 23, 2006.